Exhibit 99.1

IDT Press Contact: Graham Robertson IDT Corporate Marketing Phone: (408) 284-2766 Email: graham.robertson@idt.com	IDT Investor Contact: Mike Knapp IDT Investor Relations Phone: (408) 284-6515 Email: mike.knapp@IDT.com

IDT Divests PCIe Enterprise Flash Controller Business to PMC-Sierra, Inc.

Sharpens Product Focus while Improving Operating Margins

SAN JOSE, Calif., May 29, 2013 – Integrated Device Technology, Inc. (IDT®) (NASDAQ: IDTI) today announced it has signed a definitive agreement to divest its PCI Express® (PCIe) enterprise flash controller business and related PCIe intellectual property assets to PMC-Sierra, Inc. (NASDAQ: PMCS). The purchase consideration consists of approximately US$100 million in cash, subject to certain purchase price adjustments. The transaction has received appropriate board approvals, but will be subject to the applicable regulatory and closing conditions. The transaction is anticipated to close in the third quarter of calendar 2013.

“The divestiture of our PCIe flash controller business enables IDT to capitalize on our early investments in this disruptive technology,” said Ted Tewksbury, president and CEO at IDT. “Going forward, we will concentrate our R&D investments on advanced timing, wireless power, memory interface, and communications signal chain solutions. This focus will allow us to achieve our fiscal year 2014 operating margin targets while keeping our long-term revenue growth plans intact.”

About IDT

Integrated Device Technology, Inc., the Analog and Digital Company™, develops system-level solutions that optimize its customers’ applications. IDT uses its market leadership in timing, serial switching and interfaces, and adds analog and system expertise to provide complete application-optimized, mixed-signal solutions for the communications, computing and consumer segments. Headquartered in San Jose, Calif., IDT has design, manufacturing, sales facilities and distribution partners throughout the world, with direct purchase services through IDT Direct™. IDT stock is traded on the NASDAQ Global Select Stock Market® under the symbol “IDTI.” Additional information about IDT is accessible at www.IDT.com. Follow IDT on Facebook, LinkedIn, Twitter, and YouTube.

Forward-Looking Statements

Certain statements in this press release may contain forward-looking statements related to IDT, including but not limited to statements regarding the anticipated closing date of the transaction, IDT’s anticipated research and development investments and IDT’s anticipated fiscal year 2014 operating margins. All statements included in this press release concerning activities, events or developments that IDT expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements, including but not limited to those risks and uncertainties in IDT’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 filed with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this release and IDT disclaims any duty to update such statements.

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